   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1997

                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                     CONTINENTAL MORTGAGE AND EQUITY TRUST
             (Exact name of Registrant as specified in its Charter)

                   CALIFORNIA                                       94-2738844
        (State or other jurisdiction of                          (I.R.S. Employer
         incorporation or organization)                        Identification No.)

                   10670 NORTH CENTRAL EXPRESSWAY, SUITE 300
                              DALLAS, TEXAS 75231
                                 (214) 692-4700
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ---------------------

                               ROBERT A. WALDMAN
                     CONTINENTAL MORTGAGE AND EQUITY TRUST
                   10670 NORTH CENTRAL EXPRESSWAY, SUITE 300
                              DALLAS, TEXAS 75231
                                 (214) 692-4700
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                             ---------------------

      The Commission is requested to send copies of all communications to:

              THOMAS R. POPPLEWELL                              ROBERT A. WALDMAN
             Andrews & Kurth L.L.P.                   Continental Mortgage and Equity Trust
                1717 Main Street                          10670 North Central Expressway
                   Suite 3700                                       Suite 300
              Dallas, Texas 75201                              Dallas, Texas 75231
                 (214) 659-4480                                   (214) 692-4700

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT PURSUANT TO RULE 415.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                   PROPOSED            PROPOSED
                                                                    MAXIMUM             MAXIMUM
           TITLE OF SECURITIES               AMOUNT TO BE       OFFERING PRICE         AGGREGATE         AMOUNT OF
            TO BE REGISTERED                  REGISTERED           PER SHARE        OFFERING PRICE    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest, no par
  value..................................   150,000 Shares        $17.625(1)         $2,643,750(1)        $801.14
======================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Shares, as reported on the Nasdaq Stock Market on November 14, 1997.
================================================================================

PROSPECTUS

                     CONTINENTAL MORTGAGE AND EQUITY TRUST

                           DIVIDEND REINVESTMENT PLAN

     Continental Mortgage and Equity Trust, a California business trust (the "Company"), hereby offers participation in its Dividend Reinvestment Plan (the "Plan"). The Plan provides holders of shares of beneficial interest of the Company ("Shares") with a convenient and economical method of reinvesting all or a portion of their cash dividends in additional Shares, in most cases at a discount to the market price.

     The Plan allows holders of Shares to automatically reinvest cash dividends on all or a portion of their Shares. Shares will be purchased under the Plan from the Company. The purchase price of the Shares so purchased may reflect a discount (ranging from 0% to 5%) from the market price.

     American Stock Transfer and Trust Company (the "Agent") will act as agent for the participants in the Plan. The Agent will receive all of the cash dividends paid on participants' Shares and will use such dividends to acquire Shares directly from the Company for the accounts of such participants.

     Any participant in the Plan may withdraw at any time. Shareholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

     This Prospectus relates to 150,000 Shares of the Company. The Shares of the Company are quoted on the Nasdaq Stock Market. On November 14, 1997, the last sales price for the Shares as reported on the Nasdaq Stock Market was $16.75 per Share.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
   MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 18, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Reports and proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov".

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

          1. The Company's Current Report on Form 8-K dated December 13, 1996, as filed with the Commission on January 3, 1997, as amended by the Company's Form 8-K/A, as filed with the Commission on February 11, 1997 and by the Company's Form 8-K/A, as filed with the Commission on March 11, 1997.

          2. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Commission on March 14, 1997.

          3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 7, 1997.

          4. The Company's Current Report on Form 8-K dated June 24, 1997, as filed with the Commission on July 9, 1997.

          5. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 8, 1997.

          6. The Company's Current Report on Form 8-K dated July 18, 1997, as filed with the Commission on August 19, 1997.

          7. The Company's Current Report on Form 8-K dated August 18, 1997, as filed with the Commission on October 14, 1997.

          8. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 5, 1997.

          9. The description of the Shares contained in the Company's Registration Statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to termination of the offering of the Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in a document that is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement, and any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Continental Mortgage and Equity Trust, 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Attention: Investor Relations. The Company's telephone number is (214) 692-4700.

                                  THE COMPANY

     The Company is a California business trust organized pursuant to a declaration of trust dated August 27, 1980, and amended and restated as of May 27, 1987. The Company commenced operations on December 3, 1980. The Company invests in equity interests in real estate through direct acquisitions and partnerships and financing real estate and real estate related activities through investments in mortgage loans.

     Although the Company's board of trustees is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations of the Company are performed by Basic Capital Management, Inc. ("BCM"). BCM is a contractual advisor under the supervision of the Company's board of trustees. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for the Company. BCM also serves as a consultant in connection with the Company's business plan and investment policy decisions made by the Company's board of trustees.

     BCM is a company owned by a trust for the benefit of the children of Gene
E. Phillips. Gene Phillips served as a trustee of the Company until December 31, 1992. Mr. Phillips also served as a director of BCM until December 22, 1989 and as Chief Executive Officer of BCM until September 1, 1992. Mr. Phillips currently serves as a representative of the trust for the benefit of his children that owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to the Company. BCM has been providing advisory services to the Company since March 28, 1989. Renewal of BCM's advisory agreement with the Company was approved at the annual meeting of the Company's shareholders held on May 8, 1997. BCM also serves as advisor to Income Opportunity Realty Investors, Inc. ("IORI") and Transcontinental Realty Investors, Inc. ("TCI"). The trustees of the Company are also directors of IORI and TCI and the executive officers of the Company are also executive officers of IORI and TCI. Mr. Phillips is a general partner of Syntek Asset Management, L.P. ("SAMLP"), the general partner of National Realty, L.P. ("NRLP") and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. BCM performs certain administrative functions for NRLP and NOLP on a cost-reimbursement basis. BCM also serves as advisor to American Realty Trust, Inc. ("ART"). Mr. Phillips served as a director and Chairman of the Board of ART until November 16, 1992. Randall M. Paulson, President of the Company, also serves as the President of BCM, IORI and TCI, Executive Vice President of ART and President and sole director of Syntek Asset Management, Inc. ("SAMI"), which is the managing general partner of SAMLP. The executive officers of the Company are also executive officers of ART. As of September 19, 1997 ART and BCM owned approximately 40.6% and

13.8%, respectively, of the Company's outstanding Shares and BCM and the Company owned approximately 43.9% and 6.8%, respectively, of ART's outstanding shares of common stock.

     Since February 1, 1990, affiliates of BCM have provided property management services to the Company. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides such property management services. Carmel, Ltd. subcontracts with other entities for the provision of the property-level management services to the Company. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) First Equity Properties, Inc., ("First Equity") which is 50% owned by BCM, (ii) Gene Phillips and (iii) a trust for the benefit of the children of Gene Phillips. Carmel, Ltd. subcontracts the property-level management of the Company's commercial properties and the industrial warehouses owned by a real estate partnership in which the Company is a partner to Carmel Realty, Inc. ("Carmel Realty"), which is a company owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.

     Carmel Realty is also entitled to receive real estate brokerage commissions in accordance with the terms of a nonexclusive brokerage agreement with the Company.

     The Company has no employees. Employees of BCM render services to the Company.

     The Company's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. The Company's telephone number is
(214) 692-4700.

                                USE OF PROCEEDS

     The Company has no basis for estimating either the number of Shares, if any, that will ultimately be purchased from the Company under the Plan or the prices at which such Shares will be sold. Proceeds from the Shares purchased from the Company will be used for general corporate purposes.

                 DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN

     The Company is offering the holders of its Shares the opportunity to purchase additional Shares through the Plan. The following is a numbered question-and-answer format describing the provisions of the Plan. This description constitutes the full terms of the Plan.

PURPOSE

  1. What is the purpose of the Plan?

     The purpose of the Plan is to provide the Company's shareholders with a convenient method of investing cash dividends in additional Shares without payment of brokerage commissions or service charges. Because the Shares purchased under the Plan will be acquired from the Company, the Plan will provide the Company with additional equity capital that will be available for general corporate purposes.

ADVANTAGES

  2. What are the advantages of investment in the Plan?

     The Plan conveniently allows the participant to purchase additional Shares through automatic reinvestment of Share dividends into additional Shares. The participant pays no commission or service charge in connection with the purchases of Shares under the Plan. Full investment of the participant's funds is possible because the Plan permits fractions of Shares, as well as full Shares, to be credited to the participant's account. Additionally, the Company provides a statement of account as soon as practicable after each investment, simplifying the participant's record-keeping. The Plan's safekeeping feature also protects the participant against the loss, theft or destruction of certificates through the retention of Shares purchased through the Plan ("Plan Shares").

ADMINISTRATION

  3. Who administers the Plan for participants?

     American Stock Transfer & Trust Company (the "Agent"), or such other trust company or bank as the Company may from time to time designate as agent for the participants, administers the Plan and, in such capacity, purchases all Shares for the participants, keeps a continuing record of participants' accounts, sends statements of account to participants and performs for participants other duties relating to the Plan. Shares purchased under the Plan will be registered in the name of the Agent or the nominee of the Agent for participants in the Plan. As record holder of the Shares held in participants' accounts under the Plan, the Agent will receive dividends on all Shares held in the Plan on each respective dividend record date, will credit such dividends to participants' accounts on the basis of full and fractional Shares held in such accounts, and will automatically reinvest such dividends in additional Shares.

     All communications regarding the Plan should be sent to the Agent at the following address:

         American Stock Transfer & Trust Company
         40 Wall Street, 46th Floor
         New York, New York 10005

     The Agent may also be contacted by telephone toll free at (800) 278-4353.

PARTICIPATION

  4. Who is eligible to participate in the Plan?

     All record holders of Shares are eligible to participate in the Plan. Participation is entirely voluntary and may be discontinued at any time. A record holder may participate in the Plan with respect to all or any portion of the Shares registered in his or her name. To be eligible to participate in the Plan, a beneficial owner whose shares are held in a name other than his or her own (e.g., in the name of a broker or bank nominee) must either (i) become a holder of record by having such Shares transferred into his or her name, or (ii) make appropriate arrangements with his or her nominee to participate on behalf of the beneficial owner. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's judgment, result in excessive cost or burden on the Company. NEITHER THE AGENT NOR THE COMPANY WILL BE RESPONSIBLE, HOWEVER, FOR THE MAINTENANCE OF THE INDIVIDUAL ACCOUNTS OF ANY BROKER OR NOMINEE WHO ELECTS TO PARTICIPATE NOR WILL IT BE RESPONSIBLE FOR ANY FEES CHARGED BY SUCH BROKER OR NOMINEE IN THE PERFORMANCE OF ITS DUTIES ON BEHALF OF SUCH BENEFICIAL OWNERS. THE COMPANY MAY REFUSE PARTICIPATION IN THE PLAN TO HOLDERS OF SHARES RESIDING IN STATES WHOSE SECURITIES LAWS DO NOT EXEMPT OFFERS AND SALES PURSUANT TO THE PLAN FROM REGISTRATION.

  5. How does an eligible shareholder participate?

     A shareholder whose Shares are registered in such shareholder's own name may become a participant in the Plan by execution and delivery to the Agent of an Enrollment Authorization Card. An Enrollment Authorization Card will be provided from time to time by mail to each shareholder of record and will also be furnished at any time upon written or oral request to the Agent. If Shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered owners must sign the Enrollment Authorization Card exactly as such Shares are registered.

     SHAREHOLDERS WHOSE SHARES ARE HELD IN A NAME OTHER THAN THEIR OWN SHOULD CONSULT THEIR BROKER OR NOMINEE TO DETERMINE WHETHER THEY MAY PARTICIPATE AND, IF SO, HOW AND WHETHER ANY FEES WILL BE CHARGED BY THE BROKER OR NOMINEE IN CONNECTION WITH SUCH PARTICIPATION.

  6. When may a shareholder join the Plan?

     An eligible shareholder may join the Plan at any time. Participation will begin with the next dividend payable following receipt by the Agent of the Enrollment Authorization Card unless there is insufficient time to process the participant's enrollment prior to the payment of such dividend, in which case participation will begin with the next following dividend payment.

  7. What does the Enrollment Authorization Card provide?

     The Enrollment Authorization Card directs the Agent to apply all of the participant's cash dividends on

          (i) the number of Shares held by the participant on the applicable record date and designated to be included in the Plan, and

          (ii) all whole and fractional Shares that have been credited to a participant's Plan account through the reinvestment of dividends,

toward the purchase of additional Shares.

  8. How may a participant change investment options under the Plan?

     A participant's investment options under the Plan may be changed by completion and delivery to the Agent of a new Enrollment Authorization Card. Changes will be effective with the next dividend payable following receipt by the Agent of the Enrollment Authorization Card unless there is insufficient time to process the change prior to the payment of such dividend, in which case the change will be effective with the next following dividend payment.

PURCHASES

  9. What will be the price of Shares purchased under the Plan?

     The Agent will purchase Shares directly from the Company effective as of the close of business on the applicable dividend payment date. The purchase price of Shares purchased for the Plan directly from the Company will be the average of the daily high and low sales prices of the Shares for the period of five trading days ending on the dividend payment date as reported on the Nasdaq Stock Market, less a discount (ranging from 0% to 5%) from such market price.

     As of the date of this Prospectus, the discount for purchases directly from the Company is 5%, but may be changed or eliminated by the Company without prior notice to participants at any time. The discount on Shares issued directly by the Company shall not exceed 5% of the closing price for the Shares as reported on the Nasdaq Stock Market on the relevant dividend payment date.

     Pending investment, all dividends shall be held in non-interest bearing accounts maintained by the Agent.

     Since purchase prices for the Shares are established on the dates of purchase, a participant loses any advantages otherwise available from being able to select the timing of investments. Participants should recognize that neither the Company nor the Agent can assure a profit or protect against a loss on Shares purchased under the Plan. Neither the Company nor the Agent will have any liability to participants in connection with the timing of purchases, the price at which Shares are purchased or the failure to make purchases at any time because of applicable legal restrictions.

  10. How many Shares will be purchased for participants?

     The number of Shares to be purchased depends on the amount of the participant's dividend and the price of the Shares acquired for such participant. Each participant's account will be credited with the number of Shares, including fractions computed to three decimal places, equal to the total amount of the dividend invested divided by the purchase price of the Shares acquired.

EXPENSES

  11. What are the expenses to participants in the Plan?

     There are no brokerage commissions related to purchases of Shares by the Agent directly from the Company. The Company will pay the costs of administration of the Plan, including charges by the Agent for bank services on each dividend reinvestment by each participant in the Plan. The Agent may charge a participant for additional services, not provided under the Plan, performed at a participant's request. Certain expenses will be incurred by the participant if the participant requests that Shares be sold. See Question
15. Brokers or nominees who participate on behalf of beneficial owners for whom they are holding Shares may charge such beneficial owners fees in connection with such participation, for which neither the Agent nor the Company will be responsible.

REPORTS TO PARTICIPANTS

  12. What reports will be sent to participants in the Plan?

     The Agent will mail to each participant in the Plan, as promptly as practicable after each purchase of Shares for the participant's account, a statement showing (i) dividends received on full or fractional Shares held in such participant's account or in the name of the Plan for the account of such participant; (ii) full and fractional Shares purchased and the purchase price of such Shares; and (iii) the beginning and new Share balance of such participant's account. These statements are a participant's continuing record of the cost of such participant's purchases under the Plan and will contain the only records of the purchase prices of Shares acquired and should be retained for income tax purposes. The Agent may charge additional fees to participants requesting copies of past statements. In addition, participants will receive the same information distributed to all shareholders of Shares, including IRS information for reporting dividends received.

     Statements will not be provided directly to beneficial owners participating in the Plan through a broker or nominee. Beneficial owners should arrange to receive such information directly from their broker or nominee.

CERTIFICATES FOR SHARES

  13. Will certificates be issued for Shares purchased under the Plan?

     Normally, certificates for Shares purchased under the Plan will not be issued to participants until the participant withdraws from the Plan. The Agent will maintain an account for each participant in the Plan. Whole and fractional Shares purchased on behalf of the participants by the Agent pursuant to the Plan will be credited to the participants' accounts as "unissued certificate" Shares. No Share certificate will be issued to participants for Shares credited to their accounts unless the participant requests otherwise. Such requests must be made in writing to the Agent. Certificates will be issued to participants with respect to full Shares only. Issuance of such certificates will not terminate the participant's participation in the Plan.

     Shares credited to the account of a participant under the Plan may not be pledged as collateral. A participant who wishes to pledge such Shares must request that certificates for such Shares be issued in the participant's name.

     Certificates for fractions of Shares will not be issued under any circumstances. The Company and the Agent, at their discretion, may terminate any account which contains only a fraction of a Share by paying the account holder the dollar value of such fractional Share.

  14. In whose name will certificates be registered when issued?

     Certificates for whole Shares issued upon the request of participants will be registered in the names in which such participants' accounts are maintained at the time of such request. For holders of record, this generally will be in the name in which your Share certificates are registered at the time you enroll in the Plan. Upon request, Shares will be registered in any other name upon the presentation to the Agent of evidence of compliance with all applicable transfer requirements (including the payment of any applicable transfer taxes).

WITHDRAWAL

  15. How does a participant withdraw from the Plan?

     Participants may discontinue their participation with respect to some or all of their Shares enrolled in the Plan at any time upon written notice to the Agent specifying the number of whole Shares to be withdrawn from the Plan. To be effective for any dividend payment, such notice must be received by the Agent in sufficient time to process such notice of withdrawal prior to payment of such dividend. In the event of insufficient time to process such notice of withdrawal, the participant's account will be terminated after dividends paid for such period have been credited to the participant's account and invested pursuant to the Plan.

     As soon as practicable after the effective date of a participant's withdrawal, the Agent will send to the participant certificates, registered in the name of such participant, for the number of whole Shares in the participant's account and a cash payment for any fraction of a Share. Such cash payment will be based on the then current market value of the Shares, less a $10.00 liquidation fee. All subsequent dividends will be paid in cash by check sent to the shareholder unless the shareholder elects to re-enroll in the Plan.

     In connection with the withdrawal of Shares from the Plan, a participant may request that all or a part of the whole Shares to be withdrawn be sold. A request to sell Shares must be in writing delivered to the Agent. If a participant requests such sale, the Agent will use its best efforts to make the sale for the participant's account in brokerage transactions regular way on a national securities exchange within five business days after receipt of the participant's request. The participant will receive the proceeds from such sale, less any brokerage fees or commissions, service charges, transfer taxes and other costs of sale and less a $10.00 liquidation fee. A participant requesting such sale should be aware that the price of Shares may fall during the period between a request for sale, its receipt by the Agent, and the ultimate sale in the open market. This risk should be evaluated, and will be borne solely, by the participant. No redemption check will be mailed prior to settlement of funds from the brokerage firm through which the sale is executed, which settlement is normally three business days after the sale of the Shares.

     In the event of the death or incompetence of a participant, the Agent shall withdraw the participant from the Plan after receipt of satisfactory written notice of such event and satisfactory proof of appointment of a legal representative and of such legal representative's right to receive shares or payments from the participant's account. The death or incompetence of a participant shall not otherwise constitute termination of participation or withdrawal from the Plan.

MODIFICATION OR TERMINATION

  16. May the Company modify or terminate the Plan or terminate a participant's participation?

     The Company reserves the right to modify the Plan at any time. All participants will be sent notice of any such modification, which shall be deemed conclusively accepted by each participant except those participants from whom the Agent receives written notice to discontinue participation prior to the effective date thereof. The Company may terminate the Plan for any reason at any time, upon written notice mailed to all participants at the addresses shown on their accounts; provided that no such termination shall be made on or after a record date for payment of a dividend until after the corresponding dividend payment date and investment of such dividend payment in accordance with the terms of the Plan, unless the Company pays to such participants in cash the dividend that would have been payable on the Shares in each such participant's account on such record date. Upon any such termination, the Agent will send promptly to each such participant a certificate, registered in the name of such participant, for the number of whole Shares held in the account of such participant, to the registered address of such participant. Any fractional Shares will be liquidated at the then current market price on the date the Shares are sold, with the net proceeds thereof to be sent to such participants by check.

     Notwithstanding anything to the contrary set forth herein, the Company has the right to modify, amend or terminate the Plan at any time without notice if necessary to preserve the Company's status as a real estate investment trust.

     The Company reserves the right (in its sole discretion) to terminate a participant's participation in, or exclude any person from participation in, the Plan.

OTHER INFORMATION

  17. What happens when a participant sells or transfers all of the Shares registered in the participant's name?

     If a participant ceases to be a shareholder of record, the Agent will continue to reinvest the dividends on the Shares held for the participant in the Plan until otherwise notified.

  18. What happens if the Company issues a share dividend or declares a share split or has a rights offering?

     Shares distributed either as a result of a share dividend or a split on Shares enrolled in the Plan and held by the Agent for participants will be credited to the participants' accounts.

     In the event that the Company makes available to its holders of Shares rights to purchase additional Shares or other securities, the Shares held for each participant under the Plan will be added to other Shares held by each such participant in calculating the number of rights to be issued to each such participant.

  19. How will a participant's Shares be voted at meetings of holders of Shares?

     Each participant will receive a proxy for the total number of Shares (i) credited to such participant's Plan account and (ii) held of record by such participant and not enrolled in the Plan. Participants may vote all of their Shares in person or by proxy.

  20. What are the federal income tax consequences of participation in the Plan?

     The federal income tax consequences that might occur as a result of participation in the Plan are not well established. Therefore, participants are advised to consult their tax advisors with respect to tax implications that may be applicable to their specific situations. Based upon published Internal Revenue Service rulings and private Internal Revenue Service rulings issued to other companies, and other factors with respect to similar plans and circumstances, the following tax implications should occur as a result of participation in the Plan:

          (1) Dividends reinvested in additional Shares purchased directly from the Company will be treated for federal income tax purposes as having been received in the form of a cash distribution in an amount described in (2) below. To the extent the Company has earnings and profits for federal income tax purposes, the distribution will be treated as a taxable dividend. The amount of the distribution should not be increased as a result of the Company's payment of administrative fees or other expenses of the Plan. However, should it be determined by the Internal Revenue Service that the Company's payment of such administrative expenses increases the amount of the distribution, the amount includable in income would be deductible as an expense incurred for the production of income by corporations and individuals who itemize deductions (subject to the two percent of adjusted gross income limitation under the Tax Reform Act of
     1986). Participants who do not itemize may be liable for additional taxes including interest on any amount due to the government.

          (2) For Shares purchased from the Company with reinvested dividends, the taxable amount of the dividends and the tax basis of the Shares normally will be the fair market value of the Shares on the dividend payment date.

          (3) The holding period of Shares acquired directly from the Company will begin the day after such Shares are credited to the participant's account, which in no event will be earlier than the dividend payment date.

          (4) A participant will not realize any taxable income when he or she receives certificates for whole Shares credited to his or her account under the Plan, either upon his or her request for certificates or upon withdrawal from or termination of the Plan. However, a participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment from a fractional Share credited to his or her account may realize a gain or loss (which, for most participants, should be capital gain or loss) in respect of such cash adjustment. Gain or loss may also be realized by a participant when whole Shares are sold either by the Agent upon the participant's request or by the participant after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for his or her Shares or fractional Share and his or her tax basis thereof.

     Under Section 3406(a)(1) of the Internal Revenue Code, the Company is required to withhold for United States income tax purposes 31% of all dividend payments to a holder of Shares of the Company if (i) such holder has failed to furnish to the Company such participant's taxpayer identification number ("TIN"), which for an individual is such individual's social security number,
(ii) the Internal Revenue Service has notified the Company that the TIN furnished by the shareholder is incorrect, (iii) the Internal Revenue Service notifies the Company that back-up withholding should be commenced because the shareholder has failed to properly report interest or dividends or (iv) the shareholder has failed to certify, under penalties of perjury, that such shareholder is not subject to back-up withholding.

     If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of dividends to be reinvested will be determined after deducting the withholding tax.

     Statements of account will be sent to each participant in the Plan as promptly as practicable after each purchase of Shares for such participant's account. Copies of required Internal Revenue Service Form 1099, or Form 1042s for foreign shareholders, will be sent to participants showing reportable dividends and/or tax withheld. These statements of account and copies of Internal Revenue Service forms should be retained for tax purposes. The statements of account are the only record of purchase prices for Shares acquired through the Plan and will be required to establish the tax basis of such Shares when sold.

     The tax consequences under state and local tax laws will vary from jurisdiction to jurisdiction. Participants should consult their own tax advisors to determine the particular tax consequences which may result from participation in the Plan and subsequent disposal of Shares purchased pursuant to the Plan.

     The Company believes the foregoing is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus, but participants should consult with their own tax advisors for advice applicable to their particular situation.

  21. What are the responsibilities of the Company and the Agent under the Plan?

     Neither the Company nor the Agent will be liable in administering the Plan for any act done in good faith, or for any good-faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a participant's account upon such participant's death or adjudication of incompetence prior to receipt of satisfactory written notice of such death or incompetence as described in Question 15, (ii) with respect to the prices at which shares are purchased or sold for a participant's account or the times when such purchases or sales are made, or (iii) with respect to any fluctuation in the market value prior to or after purchase or sale of Shares.

     Government regulation or other circumstances may require the temporary curtailment or suspension of purchases under the Plan. Neither the Company nor the Agent will have any liability in connection with any inability to purchase or sell Shares under the Plan.

  22. Does participation in the Plan involve any risk?

     The risk to participants is the same as with any other investment in Shares. A participant may lose an advantage otherwise available from being able to select more specifically the timing of investment in or sale of the Shares. Participants must recognize that neither the Company nor the Agent can assure a profit or protect against a loss on the Shares purchased under the Plan.

     ALTHOUGH THE PLAN CONTEMPLATES THE CONTINUATION OF QUARTERLY DIVIDEND PAYMENTS, THE PAYMENT OF FUTURE DIVIDENDS WILL DEPEND UPON FUTURE EARNINGS, THE FINANCIAL CONDITION OF THE COMPANY AND OTHER FACTORS.

  23. Where are notices and other communications to participants under the Plan sent?

     Notices and other communications sent to participants under the Plan will be addressed to the participant's last known address as reflected on the Agent's records. Therefore, the participant should notify the Agent promptly in writing of any change in address.

  24. May the Agent resign and, if so, how is it to be replaced?

     The Agent, upon thirty (30) days prior written notice to the Company, may resign as Agent hereunder. Likewise, the Company, upon thirty (30) days prior written notice to the Agent, may remove the Agent from its duties under the Plan. The Company may appoint a successor agent, who shall commence to serve as Agent hereunder upon its agreement, in writing, for the benefit of participants, to be bound by and comply with the terms hereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Shares offered by the Company will be passed upon for the Company by Andrews & Kurth L.L.P.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Information
  By Reference........................     2
The Company...........................     3
Use of Proceeds.......................     4
Description of the Dividend
  Reinvestment Plan...................     4
Legal Matters.........................    11
Experts...............................    11

======================================================

======================================================
                                 150,000 SHARES

                         SHARES OF BENEFICIAL INTEREST

                            CONTINENTAL MORTGAGE AND
                                  EQUITY TRUST
                             ---------------------
                                   PROSPECTUS
                             ---------------------

                           DIVIDEND REINVESTMENT PLAN
                               November 18, 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Shares offered hereby, other than underwriting discounts and commissions.

SEC Registration Fee........................................  $   801.14
Blue Sky Fees and Expenses..................................      600.00
Legal Fees and Expenses.....................................    4,700.00
Accounting Fees and Expenses................................    2,500.00
Printing and Engraving Expenses.............................   12,000.00
                                                              ----------
          Total.............................................  $20,601.14
                                                              ==========

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Section 7.1 of the Second Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust") provides that no trustee, officer, employee or agent of the Company shall be liable for obligations or contracts of the Company or liable in tort or otherwise in connection with the affairs of the Company, to the Company or any shareholder, trustee, officer, employee or agent of the Company or to any other person for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting trustee to redress any breach of trust), except only that arising from willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

     Section 7.4 of the Declaration of Trust provides that any person made a party to any action, suit or proceeding or against whom a claim or liability is asserted by reason of the fact that he, his testator or intestate was or is a trustee or officer, employee or agent on behalf of the Company shall be indemnified and held harmless by the Company against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonably expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of such action, suit, proceeding, claim or alleged liability or in connection with the defense of such action, suit, proceeding, claim or alleged liability or in connection with any appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to conclusion. No such person shall be so indemnified or reimbursed for any claim, obligation or liability which arose out of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

         *5.1            -- Opinion of Andrews & Kurth L.L.P. as to the legality of the Shares being offered
        *23.1            -- Consent of BDO Seidman, LLP
        *23.2            -- Consent of Andrews & Kurth L.L.P. (incorporated in
                            Exhibit 5.1)
        *24.1            -- Power of Attorney (Set forth on page II-3 of this
                            Registration Statement)

---------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 15, above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 18th day of November, 1997.

                                            CONTINENTAL MORTGAGE AND
                                            EQUITY TRUST

                                            By:   /s/ RANDALL M. PAULSON
                                              ----------------------------------
                                                      Randall M. Paulson
                                                President (Principal Executive
                                                            Officer)

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert
A. Waldman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ TED P. STOKELY                    Chairman of the Board and     November 18, 1997
-----------------------------------------------------    Trustee
                   Ted P. Stokely

               /s/ RANDALL M. PAULSON                  President (Principal          November 18, 1997
-----------------------------------------------------    Executive Officer)
                 Randall M. Paulson

                 /s/ MARTIN L. WHITE                   Trustee                       November 18, 1997
-----------------------------------------------------
                   Martin L. White

                /s/ EDWARD L. TIXIER                   Trustee                       November 18, 1997
-----------------------------------------------------
                  Edward L. Tixier

                 /s/ EDWARD G. ZAMPA                   Trustee                       November 18, 1997
-----------------------------------------------------
                   Edward G. Zampa

                /s/ THOMAS A. HOLLAND                  Executive Vice President      November 18, 1997
-----------------------------------------------------    and Chief Financial
                  Thomas A. Holland                      Officer (Principal
                                                         Accounting Officer)

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          *5.1           -- Opinion of Andrews & Kurth L.L.P. as to the legality of the Shares being offered
         *23.1           -- Consent of BDO Seidman, LLP
         *23.2           -- Consent of Andrews & Kurth L.L.P. (incorporated in
                            Exhibit 5.1)
         *24.1           -- Power of Attorney (Set forth on page II-3 of this
                            Registration Statement)

---------------

* Filed herewith.